Exhibit 4.4

INMUNE BIO, INC.

STOCK ISSUANCE AGREEMENT

This Stock Issuance Agreement (this “Agreement”) is entered into as of October 3, 2017 (the “Execution Date”), by and between Inmune Bio Inc., a Nevada corporation (the “Company”), and Xencor, Inc., a Delaware corporation (“Xencor”), and is intended by the parties to satisfy certain of the Company’s obligations to Xencor under Section 4.1 of the License Agreement (as defined below) between the Company and Xencor. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the License Agreement.

Recitals

Whereas, Xencor and the Company are entering into that certain License Agreement of even date herewith (the “License Agreement”), pursuant to which Xencor will grant the Company a license to certain intellectual property rights of Xencor as more fully set forth in the terms of the License Agreement (the “Licensed Rights”);

Whereas, pursuant to Section 4.1 of the License Agreement, as partial consideration for the Licensed Rights, the Company has agreed (i) to issue to Xencor 1,585,000 shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the Execution Date, which Initial Shares shall equal 19.0% of the Fully Diluted Company Shares (as defined below) immediately following such issuance, and (ii) grant Xencor the option to purchase up to an additional number of shares of Common Stock that shall equal 10.0% of the then Fully Diluted Company Shares immediately following such purchase (the “Additional Shares” and together with the Initial Shares, the “Shares”) for an aggregate purchase price of $10,000,000 with respect to the purchase of such Additional Shares, at any time during the six-year period commencing on the Execution Date (the “Option”); and

Whereas, the Company desires to issue the Shares and grant the Option to Xencor, and Xencor desires to acquire the Shares and the Option, on the terms set forth in this Agreement.

Now, Therefore, It Is Hereby Agreed between the parties as follows:

AGREEMENT

1. Issuance of Common Stock.

(a) Xencor hereby agrees to acquire from the Company, and the Company hereby agrees to issue to Xencor, (i) the Initial Shares and (ii) the Option. The Company acknowledges that the issuance of the Shares and the Option to Xencor is irrevocable and non-refundable and is not conditioned upon whether the Company achieves any success with its licensing of Licensed Patent Rights, whether the Company develops, uses or sells any Licensed Products, or any other thing or event except as expressly described in the License Agreement. The closing of the issuance and acquisition of the Initial Shares and the Option (the “Initial Closing”) shall occur at the offices of the Company immediately following execution of this Agreement, or at such other time and place as the parties may mutually agree (such date, the “Closing Date”). Promptly following the Initial Closing, the Company will deliver a certificate representing the Initial Shares to Xencor at the address set forth for Xencor on the signature page hereto.

(b) The Option.

(i) By execution and delivery of this Agreement, the Company hereby grants to Xencor the Option. The aggregate purchase price for the full exercise of the Option to acquire the Additional Shares shall be $10,000,000, which purchase price shall be pro-rated for any partial exercise of the Option for less than the full 10% of the Fully Diluted Company Shares immediately following such purchase. The Option shall be exercised by Xencor delivering written notice to the Company (the “Exercise Notice”), with payment in full for the shares due at the time of such written notice, subject to Section 1(b)(ii) below. The Company shall issue the Additional Shares as directed in writing by Xencor, within five business days of receipt of the Exercise Notice and payment of the purchase price.

(ii) The purchase price for the Additional Shares being purchased pursuant to the Option may be paid either (i) by cash or wire transfer of immediately available funds, (ii) by surrender of a number of the Additional Shares which have a fair market value equal to the aggregate purchase price of the Additional Shares being purchased (“Net Issuance”) as determined herein, or (iii) any combination of the foregoing. If Xencor elects the Net Issuance method of payment, the Company shall issue to Xencor upon exercise a number of Additional Shares determined in accordance with the following formula:

X=	Y(A-B)
A

where: X =	the number of Additional Shares to be issued to Xencor;

Y =	the number of Additional Shares with respect to which Xencor is exercising its purchase rights under the Option, which for clarity, upon full exercise of the Option will equal 10% of the Fully Diluted Company Shares outstanding following the purchase of the Additional Shares;
A =	the fair market value of one (1) share of the Additional Shares on the date of exercise; and
B =	$10,000,000 / Y.

No fractional shares arising out of the above formula for determining the number of shares to be issued to Xencor shall be issued, and the Company shall in lieu thereof make payment to Xencor of cash in the amount of such fraction multiplied by the fair market value of one (1) share of the Additional Shares on the date of exercise. For purposes of the above calculation, the fair market value of one (1) share of the Additional Shares shall mean (a) if the Common Stock is then traded on a securities exchange, the closing price of such Common Stock on such on the last trading day prior to the date of exercise, (b) if the Common Stock is then regularly traded over-the-counter, the closing sale prices or secondarily the closing bid of such Common Stock on the last trading day prior to the date of exercise, or (c) if there is no active public market for the Common Stock, the fair market value of one share of the Additional Shares as reasonably determined in good faith by the Board of Directors of the Company.

(iii)	If at any time:

(1)	the Company shall declare any cash dividend upon its Common Stock;

(2)	there shall be any Acquisition (as defined below) or capital reorganization or reclassification of the capital stock of the Company;

(3)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(4)	there shall be an initial public offering of the Company’s securities;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to Xencor at the address of Xencor as shown on the books of the Company, (a) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or for determining rights to vote in respect of any such Acquisition, reorganization, reclassification, dissolution, liquidation, winding-up or public offering, and (b) in the case of any such Acquisition, reorganization, reclassification, dissolution, liquidation, winding-up or public offering, at least ten (10) days prior written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which Xencor shall be entitled to exchange the Additional Shares for securities or other property deliverable upon such Acquisition, reorganization, reclassification, dissolution, liquidation, winding-up, conversion or public offering, as the case may be. As used herein, “Acquisition” shall mean any of the following: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including without limitation, any reorganization, stock sale, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing domicile of the Company); or (ii) a sale of all or substantially all of the assets of the Company; unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of surviving or acquiring entity.

(c) For purposes of this Agreement, “Fully Diluted Company Shares” means, at any point in time, the aggregate number of (A) shares of Common Stock outstanding, plus (B) the number of shares of Common Stock issuable upon the conversion of all shares of preferred stock of the Company and/or convertible debt of the Company outstanding plus (C) the number of shares of Common Stock issuable upon conversion or exercise, as the case may be, of all issued and outstanding securities of the Company convertible into, exercisable for, or exchangeable for, directly or indirectly, shares of Common Stock outstanding at such time, including but not limited to, issued and outstanding options and warrants to purchase Common Stock and disregarding any vesting restrictions or similar provisions. For the avoidance of doubt, “Fully Diluted Company Shares” does not include the number of shares of Common Stock reserved for issuance at such time under any stock option, equity incentive or similar plan for unissued securities of the Company.

2. Representation and Warranties of the Company. Except as set forth on a Schedule of Exceptions delivered by the Company to Xencor at the Initial Closing, the Company hereby represents and warrants to Xencor as of the date of this Agreement as follows:

(a) The execution, delivery, and performance of and compliance with this Agreement, and the issuance of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, require the Company to issue additional shares of Common Stock to any Company stockholders, including but not limited to any stockholders pursuant to anti-dilution rights as provided for in subscription agreements by and between the Company and certain stockholders of the Company in connection with previous financings of the Company.

(b) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), to issue the Shares and the Option, and to carry out the provisions of this Agreement and the Voting Agreement (as defined below) and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

(c) Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity, other than Inmune Bio International UK. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

(d) Capitalization; Voting Rights.

(i) The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) 200,000,000 shares of Common Stock, 6,726,678 shares of which are issued and outstanding, and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued and outstanding.

(ii) There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities, other than a warrant to purchase 20,584 shares of Common Stock held by Bradley Richmond and a warrant to purchase 11,083 shares of Common Stock held by Westpark Capital Inc.

(iii) All issued and outstanding shares of the Company’s Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(iv) The rights, preferences, privileges and restrictions of the Shares are as stated in the Company’s Articles of Incorporation and herein. When issued in compliance with the provisions of this Agreement and the Company’s Articles of Incorporation, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon Xencor; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The issuance of the Shares is not and will not be subject to any preemptive rights, antidilution rights or rights of first refusal that have not been properly waived or complied with.

(v) All outstanding shares of Common Stock are subject to a market standoff or “lockup” agreement of not less than 180 days following the Company’s the consummation of the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended (the “Initial Offering”).

(e) Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Voting Agreement, the performance of all obligations of the Company hereunder and thereunder at the Initial Closing and the authorization, issuance and delivery of the Shares pursuant hereto has been taken. The Agreement and the Voting Agreement, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

(f) Liabilities. The Company has no material liabilities and, to the best of its knowledge no material contingent liabilities, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse.

(g) Agreements; Action.

(i) Except as set forth in the Company’s private placement memorandum dated November 15, 2016 (the “PPM”), there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses by the Company of “off the shelf” or other standard products), or (iii) indemnification by the Company with respect to infringements of proprietary rights.

(ii) The Company has not (i) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than trade payables incurred in the ordinary course of business) individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(iii) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(h) Obligations to Related Parties. Except as set forth in the PPM, there are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company).

(i) Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (c) those that have otherwise arisen in the ordinary course of business.

(j) Intellectual Property.

(i) To the best of its knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(ii) The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis therefor.

(iii) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as proposed to be conducted. Each employee, officer and consultant of the Company has executed a proprietary information and inventions agreement. No employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(k) Compliance with Other Instruments. The Company is not in violation or default of any term of its charter documents, each as amended, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ other than any such violation that would not have a material adverse effect on the Company. The execution, delivery, and performance of and compliance with this Agreement, and the Voting Agreement, and the issuance and sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a material default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

(l) Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company or that questions the validity of this Agreement or the Voting Agreement or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

(m) Tax Returns and Payments. The Company is and always has been a subchapter C corporation. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

(n) Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. There are no actions pending, or to the Company’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Company.

(o) Voting Rights. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

(p) Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Initial Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, assets, properties or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

(q) Offering Valid. Assuming the accuracy of the representations and warranties of Xencor contained in Section 3 hereof, the issuance of the Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Act or any state securities laws.

(r) Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.

3. Investment Representations. In connection with the acquisition of the Initial Shares, the Additional Shares and the Option, Xencor hereby represents and warrants to the Company as follows:

(a) Xencor is aware of the Company’s business affairs and financial condition and is acquiring the Shares and the Option for investment for Xencor’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Act.

(b) Xencor understands that the Shares and the Option have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Xencor’s investment intent as expressed herein.

(c) Xencor further acknowledges and understands that the Shares and the Option must be held indefinitely unless the Shares and/or Option are subsequently registered under the Act or an exemption from such registration is available. Xencor understands that the certificate evidencing the Shares will be imprinted with the legend set forth in Section 7(a) which prohibits the transfer of the Shares unless the Shares are registered or such registration is not required in the opinion of counsel for the Company.

(d) Xencor is familiar with the provisions of Rule 144, under the Act, as in effect from time to time, which, in substance, permit limited public resale of “restricted securities” or “control securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The Shares may be resold by Xencor in certain limited circumstances subject to the provisions of Rule 144, which requires, among other things: (i) the availability of certain public information about the Company and (ii) the resale occurring following the required holding period under Rule 144 after Xencor has purchased, and made full payment of (within the meaning of Rule 144), the securities to be sold.

(e) Xencor further understands that at the time it wishes to sell the Shares, there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and in such event, Xencor would be precluded from selling the Shares under Rule 144 even if the minimum holding period requirement had been satisfied.

(f) Xencor represents that Xencor is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Act.

4. Xencor’s Conditions to Closing. Xencor’s obligations to receive the Initial Shares and the Option at the Initial Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Initial Closing.

(b) Legal Investment. On the Closing Date, the issuance of the Initial Shares shall be legally permitted by all laws and regulations to which Xencor and the Company are subject.

(c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976) except for such as may be properly obtained subsequent to the Initial Closing.

(d) Corporate Documents. The Company shall have delivered to Xencor or its counsel copies of all corporate documents of the Company as Xencor shall reasonably request.

(e) Compliance Certificate. The Company shall have delivered to Purchasers a Compliance Certificate, executed by the President of the Company, dated the Closing Date, to the effect that the conditions specified in subsections (a), (c) and (d) of this section have been satisfied.

(f) Secretary’s Certificate. Purchasers shall have received from the Company’s Secretary, a certificate having attached thereto (i) the Company’s Articles of Incorporation as in effect at the time of the Initial Closing, (ii) the Company’s Bylaws as in effect at the time of the Initial Closing, (iii) resolutions approved by the Company’s Board of Directors authorizing the transactions contemplated hereby, and (iv) good standing certificates (including tax good standing) with respect to the Company from the applicable authority(ies) in Nevada and any other jurisdiction in which the Company is qualified to do business, dated a recent date before the Initial Closing.

(g) Voting Agreement. The Voting Agreement substantially in the form attached hereto as Exhibit A shall have been executed and delivered by the parties thereto. The stock certificates representing the outstanding shares subject to the Voting Agreement shall have been delivered to the Secretary of the Company and shall have had appropriate legends placed upon them to reflect the restrictions on transfer set forth in the Voting Agreement.

(h) Board of Directors. Upon the Initial Closing, the authorized size of the Board of Directors of the Company shall be six members and the Board shall consist of David Moss, Raymond J. Tesi, Mark Lowdell, Tim Schroeder, Kelly Ganjei and Edgardo Baracchini.

(i) Legal Opinion. Xencor shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

(j) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Xencor and its counsel, and Xencor and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5. The Company’s Conditions to Closing. The Company’s obligations herein are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by Xencor in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and Xencor shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Initial Closing.

(b) License Agreement. The License Agreement shall be executed on the date of this Agreement.

6. Limitations on Transfer.

(a) Xencor agrees that it shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Shares except in compliance with the provisions herein and applicable securities laws. Furthermore, the Shares shall be subject to any right of first refusal in favor of the Company or its assignees that may be contained in the Company’s Bylaws as of the Execution Date. Xencor acknowledges that it may be required to hold the Shares acquired hereunder indefinitely. During the period of time during which Xencor holds the Shares, the value of the Common Stock may increase or decrease, and any risk associated with such Common Stock and such fluctuation in value shall be borne by Xencor.

(b) Xencor agrees not to make any disposition of all or any portion of the Shares unless and until:

(i) there is then in effect a registration statement under the Act, covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) the proposed transferee has agreed in writing to be bound by the transfer restrictions and other obligations and restrictions on Xencor contained in this Agreement, (B) Xencor has notified the Company of the proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition, and

(C) if reasonably requested by the Company, Xencor has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

7. Restrictive Legends. All certificates representing the Shares (or any portion thereof) shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto executed after the date hereof):

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED”; and

(b) Any legend required by applicable blue sky laws.

The Company shall be obligated to promptly reissue unlegended certificates at the request of Xencor (or a permitted transferee) if the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and such holder has obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend. Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

8. Registration Rights. The Company agrees that it shall file a registration statement under the Act (the “Registration Statement”) by November 30, 2017, and shall seek to have such Registration Statement declared effective within six months of such filing (such filing deadline and effectiveness deadline, the “Registration Deadlines”). The Registration Statement will register the resale of the outstanding Shares held by Xencor at the time of the filing. The Registration Statement will also seek to register additional shares of Common Stock for sale directly by the Company, with an intent to apply for inclusion on the Nasdaq Stock Market or lesser market if the Company does not meet Nasdaq Stock Market requirements. If the Company fails to meet either of the Registration Deadlines, Xencor will be entitled to receive a cash payment in the amount of 1% of the product of (i) the number of Shares then outstanding multiplied by (ii) $1.50 (such product, the “Penalty Product”) for each month that a Registration Deadline is not met, up to a maximum of 12% of the Penalty Product (Registration Penalty”). Notwithstanding the foregoing, the Company shall not be obligated to pay any Registration Penalty if the Company is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the Securities and Exchange Commission (“SEC”) pursuant to its authority with respect to “Rule 415”, and the Company registers at such time the maximum number of shares of Common Stock permissible upon consultation with the staff of the SEC. Any such reduction in the number of shares registrable hereunder shall first reduce the Shares required to be registered hereunder, before reducing any other shares in such Registration Statement. “Rule 415” means Rule 415 promulgated by the SEC under the Securities Act of 1933, as amended, as such rule may be amended from time to time, or any other similar or successor rule or regulation of the SEC providing for offering securities on a continuous or delayed basis.

If and to the extent any Shares shall be excluded from a Registration Statement as a result of Rule 415, the Company shall use its commercially reasonable best efforts to have such Shares registered on a subsequent Registration Statement as soon as reasonably practicable, and in any case will file such subsequent Registration Statement by November 30, 2019.

9. Protective Provisions. The Company agrees that until the earlier of (i) the date on which the Company has satisfied the following two conditions: (A) the Company has received aggregate gross cash proceeds of not less than $40,000,000 (before underwriting discounts, commissions and fees) in a bona fide equity financing or series of bona fide equity financings and (B) the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (if both conditions (A) and (B) are satisfied, a “Qualified Offering”) or (ii) a sale of all or substantially all of the Company’s business to which the License Agreement relates, whether by merger, sale of stock, sale of assets or otherwise (a “Qualified Sale”), for so long as Xencor holds at least 415,583 Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof), in addition to any other vote or consent required by the Company’s Articles of Incorporation or Bylaws, the vote or written consent of the holders of a majority of the Shares then outstanding shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(a) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Shares in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such class or series;

(b) Any agreement by the Company or its stockholders regarding a Qualified Sale;

(c) Any voluntary dissolution, liquidation, transaction or series of transactions deemed to be a liquidation of the Company;

(d) The creation of any encumbrance on, or the grant of a security interest in, all or substantially all of the assets of the Company in connection with the incurrence of indebtedness by the Company;

(e) Any declaration or payment of any dividend or distribution by the Company to its stockholders; or

(f) Any repurchase by the Company of shares of the Company’s Preferred Stock (except as otherwise provided in the Company’s Articles of Incorporation) or Common Stock (except (a) acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company or (b) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares upon approval by the Company’s Board of Directors).

10. Future Securities Issuances. With respect to any equity securities or securities convertible into equity securities issued by the Company to any person after the date hereof, in the event the Company issues any such additional securities entitling the holder thereof to rights, preferences, privileges or other terms and conditions more favorable to such holder than those applicable to Xencor with respect to the Shares, then the Company shall take any and all action necessary or appropriate in order to amend its Articles of Incorporation or other governing or charter documents, this Agreement and/or the Voting Agreement, as applicable, in order to provide substantially the same or similar rights, preferences, privileges and other terms and conditions to Xencor with respect to the Shares. The rights provided to Xencor pursuant to this Section 10 shall terminate upon a Qualified Offering.

11. Information Rights.

(a) To the extent requested by Xencor, as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, the Company will furnish Xencor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the Company’s Board of Directors.

(b) To the extent requested by Xencor, the Company will furnish Xencor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 50 days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(c) If at any time there is not an individual serving on the Board of Directors of the Company that was designated by Xencor pursuant to the Voting Agreement, then to the extent requested by Xencor, the Company will furnish Xencor (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d) Xencor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 11(d) with respect to a competitor of the Company or with respect to information which the Company’s Board of Directors determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

(e) The rights provided to Xencor pursuant to this Section 11 shall terminate upon a Qualified Offering.

12. Board Observer Rights. For as long as Xencor shall hold at least five percent (5%) of the outstanding Common Stock of the Company, the Company shall allow one representative designated by Xencor to attend all meetings of the Board in a nonvoting capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons. The decision of the Board of Directors with respect to the privileged or confidential nature of such information shall be final and binding.

13. Market Stand-Off Agreement. Xencor agrees that it shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock or other securities of the Company held by Xencor (whether now held or subsequently acquired), including the Shares (the “Restricted Securities”), during the 180-day period following the effective date of a registration statement of the Company filed under the Act in connection with the Company’s Initial Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance by the underwriters with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation). Xencor agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Restricted Securities held by Xencor until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. If requested by any such underwriter, Xencor will enter into an agreement directly for the benefit of the underwriter, containing substantially the same terms set forth above.

14. Miscellaneous.

(a) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day and confirmed in writing by one of the other manners set forth in this section (either (a), (c), or (d)), (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address or electronic mail address as such party may designate by 10 days’ advance written notice to the other parties hereto.

(b) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Xencor, and Xencor’s successors and assigns.

(c) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court located in San Diego County, California.

(d) Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(e) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement, including the rights, preferences and privileges granted to Xencor hereunder, may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(g) Counterparts; Delivery by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of facsimile and .pdf copies of signed signature pages will be deemed binding originals.

(h) California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have executed this Stock Issuance Agreement as of the day and year first above written.

Inmune Bio Inc.

By:	/s/ RJ Tesi
Name:	RJ Tesi
(print)
Title:	CEO
Address:	1224 Prospect Street Suite 150 La Jolla, California 92037

Xencor, Inc.

By:	/s/ Edgardo Baracchini
Name:	Edgardo Baracchini
(print)
Title:	C.B.O.
Address:	111 West Lemon Avenue Monrovia, California 91016

Exhibit A

Voting Agreement

Exhibit B

Legal Opinion